Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Loxo Oncology, Inc. of our report dated May 14, 2014, except for the effects of the matter discussed in Note 11, which is as of July 21, 2014, on our audit of the financial statements of Loxo Oncology, Inc. as of December 31, 2013 and for the period from May 9, 2013 (date of inception) to December 31, 2013, included in Loxo Oncology Inc.’s Registration Statement on Form S-1 (Amendment No. 2).

/s/ CohnReznick LLP

Roseland, New Jersey
July 29, 2014